Exhibit 99.1

Astra Conducts Test Launch

Alameda, CA. August 28, 2021. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) conducted a test launch of its launch vehicle, LV0006.

The launch vehicle lifted off at 3:35PM PT on Saturday, August 28, 2021. One of the five main engines shut down less than one second after liftoff, causing the vehicle to slowly lift off the pad before resuming its trajectory. After approximately two minutes and thirty seconds of flight, the range issued an all engine-shutdown command, ending the flight. The vehicle achieved an altitude of approximately 50 kilometers, before safely returning to Earth.

“We regret that we were unable to accomplish all mission objectives for the U.S. Space Force; however, we captured a tremendous amount of data from this test flight,” said Chris Kemp, Founder, Chairman and CEO of Astra. “We will incorporate learnings from this test into future launch vehicles, including LV0007, which is currently in production.”

Astra has opened a mishap investigation and is working closely with the Federal Aviation Administration (FAA).

About Astra Space

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Astra’s first flight to space was within 4 years of its inception, making it the fastest company to reach space. Visit to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties discussed from time to time in our other public filings with the Securities and Exchange Commission.

Media Contact:

Kati Dahm

kati@astra.com

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Investor Contact:

Dane Lewis

dane@astra.com

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